Exhibit 10.64

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (the “Amendment”) is dated for reference purposes only, this 27th day of January, 2011, by and between OLEN COMMERCIAL REALTY CORP., A NEVADA CORPORATION (“Landlord”), on the one hand, and PATIENT SAFETY TECHNOLOGIES, INC., A DELAWARE CORPORATION, (“Tenant”) on the other hand, with reference to the facts set forth in the Recitals below.

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Office Lease dated September 15, 2010, (the “Lease”), pursuant to which Tenant leases from Landlord those certain premises (the “Original Premises”) consisting of approximately 3,300 rentable square feet commonly known as 2 Venture, Suite 350, Irvine, CA 92618 (the “Building”), and more particularly described in the Lease.

B. Capitalized terms not defined in this Amendment have the meanings given to them in the Lease.

C. Tenant desires to lease 2,046 rentable square feet of Additional Space known as 2 Venture, Suite 360, Irvine, CA 92618 on the third (3rd) floor of the Building. Landlord and Tenant desire to amend the Lease to reflect the addition of Suite 360, in accordance with the terms hereinafter provided.

A G R E E M E N T :

NOW THEREFORE, in consideration of the above Recitals and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.            Additional Space. Effective February 15, 2011, Tenant shall lease from Landlord 2,046 rentable square feet on the third (3rd) floor of 2 Venture, Irvine, CA 92618 known as Suite 360 depicted by diagonal lines on Exhibit “A-1” attached hereto (the “Additional Space”). The term of the lease for the Additional Space shall commence February 15, 2011 and shall expire on December 19, 2013.

2.            Early Possession. Additionally, Landlord agrees to grant Tenant rent-free Early Possession of the Additional Space, the date to be upon Landlord’s notice to Tenant that Tenant Improvements are Substantially Complete. Lease payments for the Additional Space shall not commence until February 15, 2011. Tenant agrees to hold Landlord harmless from any liability or responsibility for damages to any of Tenant’s personal property, or for any loss suffered by Tenant through vandalism, theft, or destruction of said personal property by fire or other causes. It is agreed by Tenant and Landlord that all the terms and conditions of the Lease are to be in full force and effect, except as to rent, as of the date of Tenant’s possession of the Additional Space.

3.            Monthly Base Rent for Additional Space. Commencing February 15, 2011, the Monthly Base Rent for the Additional Space shall be $3,171.30 per month (subject to annual adjustments as described herein).

4.            Project Operating Costs and Real Estate Taxes for the Additional Space. Tenant shall pay annually Tenant’s Share of increases in Building Operating Expenses in excess of the 2011 Base Year for the Additional Space with pro-ration starting February 15, 2011 or actual start date of the Lease for suite 360.

5.            Security Deposit for the Additional Space. Tenant shall pay $3,364.43 Security Deposit equal to the last Month’s Rent for the Additional Space.

6.            Annual Rent Adjustment for the Additional Space.

Commencing February 15, 2012 through February 14, 2013, the Monthly Base Rent for the Additional Space shall be $3,266.44.

Commencing February 15, 2013 through December 19, 2013, the Monthly Base Rent for the Additional Space shall be $3,364.43.

7.            Condition of Premises. Landlord, at its sole cost, shall complete the following Tenant Improvements in the Additional Space, pursuant to Exhibit “A-1” attached hereto, using Landlord’s building standards:

1.	Demolish and remove approximately ten (10) linear feet of existing wall where shown;
2.	Patch/repair existing carpet to match existing carpet in suite 360 to the best of Landlord’s ability.

Tenant acknowledges that Landlord has forewarned Tenant of the inconvenience Tenant may experience by occupying Suite 350 while Tenant Improvements are on going in Suite 360, including, but not limited to, interruption of utilities, noise, dust and debris, and that Landlord is accommodating Tenant's request to complete Tenant Improvements in Suite 360 during Tenant's occupancy of Suite 350. Tenant agrees to hold Landlord harmless from any interruption of business suffered by Tenant or any liability whatsoever resulting from any Tenant Improvements as set forth in this First Amendment to Office Lease. Landlord will make every reasonable effort to complete work as soon as possible after receipt of this signed First Amendment and move-in monies and estimates said work to take approximately two (2) weeks to complete from date of Landlord's receipt of the signed First Amendment, but Landlord can make no guaranty of an exact date of completion and said completion date shall not affect the payment of rent due from Tenant. Both Tenant and Landlord agree that the Lease for suite 360 will not commence until all improvements listed above are fully completed. If completed before February 15, 2011, then the lease Commencement Date will be February 15, 2011. Otherwise it will start on the date that Landlord and Tenant agree the above stated Tenant Improvements are completed and an amendment shall be created defining, said Commencement Date, which will be attached hereto and will become a part of the terms and conditions of this First Amendment to Office Lease. Tenant shall be responsible for moving all furniture, and wall hangings, and removal of all wall coverings, if any, and Landlord shall not be responsible for same. Tenant agrees not to interfere with, in any way, nor instruct Landlord's Tenant Improvement crew. In the event Tenant has any suggestions or comments regarding the Tenant Improvements, Tenant agrees to contact only Jeff Young at Olen Commercial Realty Corp. regarding same.

ADDITIONAL TENANT IMPROVEMENTS

In the event Tenant requests Additional Tenant Improvements prior to its initial occupancy of the Additional Space, such improvements shall be subject to Landlord’s prior approval, with the understanding that the total cost of said Additional Tenant Improvements shall be the sole responsibility of Tenant. If Landlord and Tenant are unable to agree upon the plans for, or the cost of any such proposed Additional Tenant Improvements, Landlord shall not be obligated to construct such Additional Tenant Improvements. In the event Additional Tenant Improvements are approved by Landlord, then Landlord shall prepare an Additional Work Authorization (“AWA”) outlining the specific additional work to be completed and shall deliver same to Tenant. Tenant shall execute said AWA and return it to Landlord, together with a check for the total cost of such Additional Tenant Improvements. Landlord shall not be obligated to commence construction of any approved Additional Tenant Improvements until Landlord has received such signed AWA and the check. Further, should the Additional Tenant Improvements requested by Tenant result in a delay in the completion of the work as set forth in Item 5 hereinabove beyond the date that work would have been completed had such Additional Tenant Improvements not been requested, then Tenant agrees the Commencement Date for this lease will be effective upon the date those Tenant Improvements would have originally been completed, regardless of whether Landlord has actually completed the Tenant Improvements as set forth herein on that date, or whether Tenant can occupy the Premises on or before that date.

In the event Tenant requires Additional Tenant Improvements in the Additional Space after execution of this First Amendment, such improvements shall be subject to Landlord’s prior approval, with the understanding that the total cost of the Additional Tenant Improvements shall be the sole responsibility of Tenant. If Landlord and Tenant are unable to agree upon the plans for, or the cost of, any such proposed Additional Tenant Improvements, Landlord shall not be obligated to construct such Additional Tenant Improvements. In the event Additional Tenant Improvements are approved by Landlord, then Landlord shall prepare an Additional Work Authorization (“AWA”) outlining the specific additional work to be completed and shall deliver same to Tenant. Tenant shall execute said AWA and return it to Landlord, together with a check for the total cost of such Additional Tenant Improvements. Landlord shall not be obligated to commence construction of any approved Additional Tenant Improvements until Landlord has received such signed AWA and the check. Any construction delay arising out of Tenant’s request for any Additional Tenant Improvements shall not affect the payment of Rent as set forth herein. All Rent payments shall be due on the first of each month of the Lease Term regardless of whether or not the Additional Tenant Improvements have been completed or delayed.

8.            Total Square Footage. Effective February 15, 2011, the total square footage for the Original Premises and the Additional Space shall be 5,346 rentable square feet.

9.            Tenant’s Prorata Share. Effective February 15, 2011, Tenant’s Prorata Share for the Original Premises and the Additional Space of 5,346 rentable square feet shall be 5.40%.

10.           Option to Renew. Providing Tenant is not in default under any of the terms of this Lease, Tenant shall have the Option to Extend the term of this Lease for ONE (1) ONE-YEAR period on all the same terms and conditions as contained in this Lease, except that the minimum base monthly rent commencing with the first month of each Lease Extension shall be the THEN FAIR MARKET RENTAL RATE for equivalent space in Two Venture Plaza, but in no event shall the new minimum base monthly rent be less than the minimum base monthly rent for the previous twelve (12) months.

To exercise this Option to Extend, Tenant must give notice IN WRITING to Landlord by certified mail, return receipt requested at least ONE HUNDRED AND EIGHTY DAYS prior to the expiration of the previous term, or by June 19, 2013.

11.           Upon Execution. Tenant shall pay Landlord upon execution hereof $4,950.08; $1,585.65 as Monthly Base Rent for February 15-28, 2011 (14 days prorated) for the Additional Space, and $3,364.43 as Additional Security Deposit to equal the last month’s Rent for the Original Premises and the Additional Space.

12.           No Other Modifications. Except as modified in this Agreement, all other terms and conditions of the Lease between the Parties above described, and attached hereto, shall continue in full force and effect.

See Exhibit “A-1” attached hereto and made a part hereof.

LANDLORD:	OLEN COMMERCIAL REALTY CORP.
A NEVADA CORPORATION

By:
	Name :	Jayne Taylor
	Title:	Vice President/CFO

Date:

TENANT:	PATIENT SAFETY TECHNOLOGIES, INC.,
A DELAWARE CORPORATION

By:
	Name :	David Dreyer
	Title:	CFO

Date:

EXHIBIT "A-1"